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Exhibit 21 - List of Subsidiaries of the Registrant





     Farmers & Merchants Bank (incorporated in Virginia)
     TEB Life Insurance Company (incorporated in Arizona)
     Timway Insurance Agency, Inc. (incorporated in Virginia), a subsidiary of Farmers & Merchants Bank.